Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-214355

Prospectus Supplement No. 9
to Prospectus dated November 21, 2016

CENTENNIAL RESOURCE DEVELOPMENT, INC.

16,666,643 Shares of Class A Common Stock Issuable upon Exercise of Outstanding Public Warrants 121,005,000 Shares of Class A Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated November 21, 2016, as supplemented by Prospectus Supplement No. 1 dated November 25, 2016, Prospectus Supplement No. 2 dated November 28, 2016, Prospectus Supplement No. 3 dated December 1, 2016, Prospectus Supplement No. 4 dated December 5, 2016, Prospectus Supplement No. 5 dated December 29, 2016, Prospectus Supplement No. 6 dated January 4, 2017, Prospectus Supplement No. 7 dated January 31, 2017 and Prospectus Supplement No. 8 dated February 14, 2017 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-214355). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on February 27, 2017, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

The Class A Common Stock and Public Warrants are quoted on The NASDAQ Capital Market under the symbols “CDEV” and “CDEVW,” respectively. On February 24, 2017, the closing prices of our Class A Common Stock and Public Warrants were $18.91 and $6.96, respectively.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 27, 2017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2017

Centennial Resource Development, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37697	47- 5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

1401 Seventeenth Street, Suite 1000
Denver, Colorado 80202
(Address of principal executive offices, including zip code)

(720) 441-5515
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

On February 27, 2017, Centennial Resource Development, Inc. (the “Company”) issued a press release announcing that it intends to deliver a notice for the redemption of all of its outstanding warrants originally sold as part of units in its initial public offering in February 2016 (the “Public Warrants”). As permitted under the warrant agreement that provides for the terms of the Public Warrants and further described in the press release, the Company intends to deliver the notice of redemption on March 1, 2017 and to require all holders of the Public Warrants to exercise such Public Warrants on a “cashless basis.” On March 31, 2017, all Public Warrants that have not been exercised will be redeemed by the Company at a price of $0.01 per Public Warrant.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits

The exhibit to this Current Report on Form 8-K is listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

Date: February 27, 2017

	By:	/s/ George S. Glyphis
	Name:	George S. Glyphis
	Title:	Chief Financial Officer, Treasurer and Assistant Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated February 27, 2017.

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Exhibit 99.1

FOR IMMEDIATE RELEASE

Centennial Resource Development Announces its
Intention to Deliver Notice of Redemption of Warrants

DENVER, CO, February 27, 2017 (GLOBE NEWSWIRE) — Centennial Resource Development, Inc. together with its affiliates (“Centennial” or the “Company”) (NASDAQ: CDEV) (NASDAQ: CDEVW), announced today that it intends to deliver a notice on March 1, 2017 for the redemption of all of its outstanding warrants originally sold as part of units in its initial public offering in February 2016 (the “Public Warrants”).

“We are very pleased to undertake this important step towards simplifying our capital structure, clarifying our share count and minimizing potential future dilution to Centennial shareholders,” said Mark G. Papa, Chairman and Chief Executive Officer of Centennial.  “We encourage all of our Public Warrant holders to exercise their warrants after the redemption process is initiated on March 1, 2017.”

Under the warrant agreement that provides for the terms of the Public Warrants, the Company has the right to redeem the outstanding Public Warrants at any time after they become exercisable on March 1, 2017 if the reported last sale price of Centennial’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day before the Company delivers the notice of redemption.  On February 10, 2017, the reported last sale price of the Class A Common Stock exceeded $18.00 for the twentieth trading day in the 30-trading day period commencing on January 12, 2017 and ending on February 24, 2017, triggering the Company’s right to deliver a notice of redemption of the Public Warrants on March 1, 2017. The Company intends to require all holders of the Public Warrants to exercise the Public Warrants on a “cashless basis” and, accordingly, the Company will not receive any cash proceeds from the exercise of the Public Warrants. Each holder of Public Warrants that elects to exercise its Public Warrants will receive, upon the exercise of such Public Warrants, a number of shares of Class A Common Stock equal to the number of Public Warrants held by such holder multiplied by the quotient determined by dividing (x) the difference between the exercise price of a Public Warrant of $11.50 and the Fair Market Value of a share of Class A Common Stock by (y) the Fair Market Value of a share of Class A Common Stock (such quotient, the “Exchange Ratio”), rounded down to the nearest whole share. Under the warrant agreement, the “Fair Market Value” of a share of Class A Common Stock means the average last sale price of the Class A Common Stock for the 10 trading days ending on the third business day before the Company sends the notice of redemption.

Centennial intends to deliver a Notice of Redemption to the record holder of the Public Warrants on March 1, 2017, in which case the Fair Market Value of a share of Class A Common Stock, as determined under the warrant agreement, will be $18.44 per share, the average last sale price of the Class A Common Stock for the 10-trading day period commencing on February 10, 2017 and ending on February 24, 2017, and the Exchange Ratio will be 0.376 shares of Class A Common Stock for each Public Warrant exercised.

On March 31, 2017, all Public Warrants that have not been exercised by that date will be redeemed by the Company at a price of $0.01 per Public Warrant.  As of February 24, 2017, there were 16,666,643 Public Warrants issued and outstanding.

About Centennial Resource Development, Inc.

Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development and acquisition of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.

No Offer or Solicitation

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws.  Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions.  The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.  Forward-looking statements may include, for example, statements about the benefits of the transaction described in this communication; the future financial performance of Centennial following the transaction; changes in Centennial’s reserves and future operating results; and expansion plans and opportunities.  These forward-looking statements are based on information available as of the date of this communication, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties.  Accordingly, forward-looking statements should not be relied upon as representing Centennial’s views as of any subsequent date, and Centennial does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.  You should not place undue reliance on these forward-looking statements.  As a result of a number of known and unknown risks and uncertainties, Centennial’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements.  Some factors that could cause actual results to differ include Centennial’s ability to recognize the anticipated benefits of the transaction, which may be affected by, among other things, competition and the ability of Centennial to grow and manage growth profitably following the transaction; changes in applicable laws or regulations; the possibility that Centennial may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated in Centennial’s public filings with the Securities and Exchange Commission.

Contact:

Hays Mabry

Director, Investor Relations

(713) 357-1393

ir@cdevinc.com

SOURCE Centennial Resource Development, Inc.

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